EXHIBIT 4.1(e)
ASTRONICS CORPORATION
AMENDMENT NUMBER 5 DATED DECEMBER 22, 2005
AMENDMENT NO. 5
        This Amendment (“Amendment”) dated as of December 21, 2005 amends the Original Credit Agreement (as defined below) and is made by and among ASTRONICS CORPORATION, a New York corporation (“Astronics”) and HSBC BANK USA, NATIONAL ASSOCIATION, successor by merger to HSBC Bank USA (“HSBC Bank”).
Recitals
1. Astronics and HSBC Bank USA (now HSBC Bank USA, National Association) are the original parties to a Credit Agreement dated as of July 1, 1999, as amended by Amendment Nos. 1, 2, 3 and 4 thereto (“Original Credit Agreement”) which contains certain financial covenants which continue to be applicable to Astronics.
2. As of July 1, 1999, at the request of Astronics and its subsidiary Luminescent Systems, Inc. (“LSI”), HSBC Bank USA issued its letter of credit in the original amount of $7,086,301.37 (“NH Letter of Credit”) in support of certain bonds issued by the Business Finance Authority of the State of New Hampshire (“NH Agency”) in the original face amount of $7,250,000 (“NH Bonds”) for the purpose of assisting in the financing of the acquisition and construction of a manufacturing facility for LSI at Lot 27, Centerra Business Park, 4 Lucent Drive, Lebanon, New Hampshire.
3. LSI and HSBC Bank USA entered into an Amended and Restated Letter of Credit and Reimbursement Agreement dated as of July 1, 1999 (“NH L/C Agreement”), and Astronics entered into a Limited Continuing Guaranty dated as of July 1, 1999 in favor of HSBC Bank USA (“NH Guaranty”) in support of the NH Letter of Credit and the NH L/C Agreement.
4. As of October 1, 1999, the Erie County Industrial Development Agency (“ECIDA”) issued its Adjustable Rate Demand Industrial Development Revenue Bonds (1999 Luminescent Systems, Inc. Project) in the maximum amount of $7,000,000 (“ECIDA Bonds”) to assist LSI in the acquisition and construction of a facility at Commerce Green, Route 20A, East Aurora, New York, and the acquisition and installation of certain manufacturing equipment at such facility.
5. At the request of Astronics and LSI, HSBC Bank USA issued its letter of credit to facilitate the issuance and sale of the ECIDA Bonds (“ECIDA Letter of Credit”), and Astronics and HSBC Bank USA entered into a Letter of Credit and Reimbursement Agreement dated as of October 1, 1999 (“ECIDA L/C Agreement”) and Astronics gave to HSBC Bank USA a Limited Continuing Guaranty dated as of October 1, 1999 (“ECIDA Guaranty”) to support the ECIDA Letter of Credit.
6. By their terms, the ECIDA L/C Agreement and the NH L/C Agreement (collectively, the “L/C Agreements”) incorporate by reference certain of the financial covenants from the Original Credit Agreement regardless of whether the Original Credit Agreement is in effect.
7. LSI and Astronics have requested that HSBC Bank consider amending one of the financial covenants in the Original Credit Agreement.
        HSBC Bank is willing to make the requested amendment to the Original Credit Agreement on the terms and conditions set forth herein, and provided that each of LSI and Astronics makes the acknowledgments, reaffirmations and agreements set forth herein. Capitalized terms not otherwise defined herein have the meanings specified in the Original Credit Agreement.
        NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:
A. Amendment No. 5 to Original Credit Agreement.
1. The existing Section 6.6 entitled “Debt-To-Worth Ratio” is deleted in its entirety and replaced with the following:
“6.6 Debt-To-Worth Ratio. Permit as of the end of each fiscal year of the Company during the term of this Agreement, the Consolidated Debt-To-Worth Ratio of the Company and its Subsidiaries to exceed 2.75 to 1.0.”
B. Conditions.
This Amendment shall become effective upon HSBC Bank’s receipt of three original executed counterparts hereof signed by all parties.

C. Reaffirmations and Acknowledgment.
The L/C Agreements, the ECIDA Guaranty and the NH Guaranty, each as modified hereby, remain in full force and effect, and Astronics and LSI by their signatures hereto hereby reaffirm the granting and effectiveness thereof. LSI and Astronics each acknowledge the benefit received by them as a result of the amendment made herein.
D. Other Provisions.
1. This Amendment may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same Amendment.
2. This Amendment shall be governed and construed under the internal laws of the State of New York, as the same may from time to time be in effect, without regard to principles of conflicts of laws.
IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first above written.
ASTRONICS CORPORATION
By
     David C. Burney
     Vice President-Finance & Treasurer
HSBC BANK USA, NATIONAL ASSOCIATION
By
     David A. Young
     Vice President
Acknowledged and agreed as of the date first above written.
LUMINESCENT SYSTEMS, INC.
By
     David C. Burney
     Vice President-Finance & Treasurer